Exhibit 21.1

ROSETTA RESOURCES ENTITIES

AS OF 12/31/2011

COMPANY	FEDERAL EMPLOYER ID NUMBER	TYPE OF/DATE OF FORMATION
Rosetta Resources Inc.	43-2083519	Delaware Corporation Formed on 6/3/2005
Rosetta Resources Gathering LP	30-0421588	Delaware Limited Partnership Formed on 4/5/2007
Rosetta Resources Holdings, LLC	20-2943018	Delaware Limited Liability Company Formed on 12/27/2001
Rosetta Resources Offshore, LLC	51-0546843	Delaware Limited Liability Company Formed on 6/20/2005
Rosetta Resources Operating GP, LLC	27-0011349	Delaware Limited Liability Company Formed on 4/24/2002
Rosetta Resources Operating LP	71-0882453	Delaware Limited Partnership Formed on 4/25/2002